Press Release                        Source: Advantage Capital Development Corp.


Advantage Capital Development Corp. Eliminates
Remaining Debt

Company Converts Outstanding Notes into Preferred Stock and Receives Additional Institutional Investment.

MIAMI, February 23, 2005 -- Advantage Capital Development Corp. (OTC Pink
Sheets: AVCP) announced today that it has converted a $1 million convertible note with Cornell Capital Partners to shares of the Company's preferred stock. The company also reported that another institutional fund, Montgomery Equity Partners LP, has purchased $475,000 of the same preferred stock. The resultant transactions virtually eliminate all of the company's debt while the Company's tangible net worth now exceeds $2 million.

"In just seven months we have taken a company that was in total disarray and completely cleaned up its balance sheet and created real value for its shareholders," said Jeffrey Sternberg, president and CEO of Advantage Capital Development Corp. "Our vastly improved financial situation provides us with the flexibility to continue our aggressive investment strategy within the parameters of a business development company."

The company also announced it has moved its corporate headquarters from Aventura, Fla. to Pompano Beach, Fla.

About Advantage Capital Development Corp.

Advantage Capital is a business development company, which operates specifically to meet the needs of small and emerging companies that need capital to grow. Business development companies, as defined under the Investment Act of 1940, are specifically designed to encourage the growth of small businesses. The rules provide certain financing advantages for companies that invest in small and emerging businesses. As a result, this will include investing in both public and private entities using certain types of debt and equity financing not normally available to other public companies.

An investment profile about Advantage Capital Development may be found online at http://www.hawkassociates.com/advantagecap/profile.htm.
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An online investor kit containing Advantage Capital Development press releases,
SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com. Investors may
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contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383,
e-mail: info@hawkassociates.com.
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Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995
provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.




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Source: Advantage Capital Development Corp.